Back 2014-05-09, 13:26:39, EDT

File insider report – Completed

The transaction has been reported.

Reported transactions for this session.

Insider:    MacKenzie.S    Issuer: TransGlobe Ener    Security: Options Common

Transaction Number:    2472326
Security designation:    Commons Shares
Opening balance of securities or contracts held    0
Date of transaction:    2014-05-09

Nature of transaction:	10 – Acquisition or disposition in the public
market
Number or value of securities or contracts
acquired        5000

Unit price or exercise price    7.1300    Currency: Canadian Dollar

Closing balance of securities held    5000    Insider’s
calculated
balance

Filing date/time    2014-05-09
13:26:37

General remarks (if necessary to describe the transaction)
Private remarks to securities regulatory authorities

https://www.sedi.ca/sedi/SVTITRViewTransactionsF?menukey=08.01.00&locale=en_CA